As filed with the Securities and Exchange Commission on May 21, 2010

Registration No. 333- ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENTS UNDER THE SECURITIES ACT OF 1933
_________________________________________________

MULTIMEDIA GAMES, INC.
(Exact name of registrant as specified in its charter)

Texas	74-2611034
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

206 Wild Basin Road, South, Bldg B, Suite 400
Austin, Texas 78746
(Address of principal executive offices)

__________________________________________________

2001 Stock Option Plan
(Full title of the plan)
__________________________________________________

Uri Clinton
Senior Vice President, General Counsel and Corporate Secretary
Multimedia Games, Inc.
206 Wild Basin Road, South, Bldg. B, Suite 400
Austin, TX 78746
(512) 334-7500
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
__________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):
Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Multimedia Games, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 18, 2002 (File No. 333-100611) (the “Prior Registration Statement”), with respect to shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Registrant’s 2001 Stock Option Plan (the “Prior Plan”).

The Prior Plan was frozen on March 23, 2010.  The Registrant adopted a new equity incentive plan, the Multimedia Games, Inc. Consolidated Equity Incentive Plan (the “Consolidated Plan”), which replaced the Prior Plan as of March 23, 2010, the date the Registrant’s shareholders approved the Consolidated Plan.  Subsequent to its expiration on March 23, 2010, no awards were made under the Prior Plan, and no future awards will be made under the Prior Plan.  As of May 17, 2010, 245,423 shares of Common Stock originally registered under the Prior Registration Statement (the “Carryover Shares”) remained available for offer and sale under the Prior Registration Statement.  In accordance with the undertaking contained in the Prior Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment No. 1 to the Prior Registration Statement is being filed to deregister and remove the previously registered shares of Common Stock that remain unissued and unsold under the Prior Registration Statement, i.e., the Carryover Shares, as of the date hereof.  Furthermore, as of May 17, 2010, 2,148,150 shares of Common Stock remained subject to outstanding awards previously granted under the Prior Plan (the “Prior Awards”).  The Prior Registration Statement will remain in effect to cover the potential exercise of the Prior Awards.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register 2,266,288 of the Carryover Shares, which are now available for offer or sale pursuant to the Consolidated Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on May 21, 2010.

MULTIMEDIA GAMES, INC.

By:  /s/ Uri Clinton
  Uri Clinton
  Senior Vice President, General Counsel and Corporate Secretary

Each person whose signature appears on the following signature page constitutes and appoints Uri Clinton, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Prior Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Patrick J. Ramsey	Interim Chief Executive Officer	May 21, 2010
Patrick J. Ramsey	(Principal Executive Officer)

/s/ Adam D. Chibib	Chief Financial Officer	May 21, 2010
Adam D. Chibib	(Principal Financial Officer)

/s/ Michael J Maples, Sr.	Chairman of the Board	May 21, 2010
Michael J Maples, Sr.	Director

/s/ Stephen J. Greathouse	Vice Chairman of the Board	May 21, 2010
Stephen J. Greathouse	Director

/s/ Neil E. Jenkins	Director	May 21, 2010
Neil E. Jenkins

/s/ Justin A. Orlando	Director	May 21, 2010
Justin A. Orlando

/s/ Anthony M. Sanfilippo	Director	May 21, 2010
Anthony M. Sanfilippo

/s/ Timothy S. Stanley	Director	May 21, 2010
Timothy S. Stanley

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